Exhibit 10.2
AMENDED AND RESTATED SERVICING AGREEMENT
dated as of May 19, 2008
among
PALISADES ACQUISITION XVI, LLC,
as the Borrower,
PALISADES COLLECTION, L.L.C.,
as the Servicer,
and
BMO CAPITAL MARKETS CORP.,
as the Collateral Agent

AMENDED AND RESTATED SERVICING AGREEMENT
     THIS AMENDED AND RESTATED SERVICING AGREEMENT is entered into effective as of May 19 , 2008 (as amended, supplemented or otherwise modified from time to time, the “Servicing Agreement”), among PALISADES ACQUISITION XVI, LLC, a Delaware limited liability company (the “Borrower”), PALISADES COLLECTION, L.L.C., a Delaware limited liability company (“Palisades Collection”), as the initial servicer of the Receivables (in such capacity, the “Servicer”), and BMO CAPITAL MARKETS CORP. (“BMO CM”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), as acknowledged and agreed to by Fairway Finance Company, LLC and Bank of Montreal.
R E C I T A L S
          1. The Borrower, Palisades Collection, Fairway Finance Company, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Lender”), BMO CM, as administrative agent for the Lender (in such capacity, the “Administrator”) and as Collateral Agent, and Bank of Montreal, as liquidity agent for the Liquidity Providers (in such capacity, the “Liquidity Agent”), are parties to the Receivables Financing Agreement, dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Lender agreed to make Loans to the Borrower.
          2. The Borrower and the Collateral Agent are parties to the Security Agreement, dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), pursuant to which the Borrower granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral, as security for the Obligations.
          3. The Borrower requested Palisades Collection undertake certain collecting and servicing responsibilities in respect of the Receivables, and Palisades Collection, as the Servicer, agreed to undertake such responsibilities and accept such bailment.
          4. In connection therewith, the Borrower, the Servicer and the Collateral Agent entered into that certain servicing agreement, dated as of March 2, 2007 (the “Existing Servicing Agreement”).
          5. After March 2, 2007, the Servicer entered into certain Subservicing Agreements with Subservicers, and the parties hereto desire to amend and restate this Servicing Agreement to reflect material changes in the obligations of the Servicer hereunder in connection with such Subservicing Agreements.
          6. The Borrower, the Servicer and the Collateral Agent have determined to amend and restate the Existing Servicing Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Borrower, the Servicer and the Collateral Agent agree that the Existing Servicing Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions.
     Whenever used in this Servicing Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article (such meanings to be equally applicable to both the singular and plural forms of the terms defined and to all genders):
     “Administrator” has the meaning set forth in the first Recital.
     “Borrower” has the meaning set forth in the Preamble.
     “Collateral Agent” has the meaning set forth in the Preamble.
     “Exempted Receivables” means Judgment Asset Receivables and Paying Receivables.
     “Judgment Asset Receivables” means each Receivable (a) that is in active litigation or (b) for which a judgment has been rendered within the preceding 120 days or (c) that is in post judgment enforcement or (d) at any time prior to the second anniversary of that certain Subservicing Agreement, dated as of March 2, 2007 (as amended or otherwise modified from time to time), that has been identified by the Subservicer named therein as subject to litigation; provided, however, in the case of a sale by the Borrower of Receivables that are judgments that are non-liquidating and have no post-judgment enforcement activity occurring or imminent, such Receivables shall not be deemed to be Judgment Asset Receivables.
     “Lender” has the meaning set forth in the first Recital.
     “Liquidation Expenses” means all court costs, arbitration fees, broker fees and costs and reasonable out-of-pocket expenses that are incurred by the Servicer or any Subservicer in connection with the collection or liquidation of any Receivable or related collateral, if any, such expenses including, without limitation, legal and arbitration fees and expenses (including, but not limited to, service of process fees), any file fees and foreclosure or repossession expenses and any unreimbursed amount expended by the Servicer or Subservicer pursuant to Section 3.02 (to the extent such amount is reimbursable under the terms of Section 3.02) respecting the related Receivable.
     “Liquidation Proceeds” means cash received in connection with the collection or liquidation of Receivables or related collateral, if any, whether through sale or otherwise.
     “Loan Agreement” means the fourth amended and restated loan agreement, dated as of July 11, 2006, as amended (the “Loan Agreement”) among the Servicer, as borrower representative, the other credit parties signatory thereto, Israel Discount Bank of New York, as administrative agent as collateral agent for itself and the lenders party thereto, and as co-lead arranger, and the lenders party thereto.
     “Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer, a Manager or any Vice President of the Borrower or the Servicer, as the case may be, and delivered to the Collateral Agent or the Servicer (as applicable), as required by this Servicing Agreement.
     “Palisades Collection” has the meaning set forth in the Preamble.
     “Paying Receivables” means each Receivable, the Obligor of which (a) is currently paying under a payment plan or (b) accounts that have active garnishments, attachments, lien proceedings or other involuntary, judicial executions or (c) has committed to enter into a payment plan or to remit the full or agreed settlement amount thereof within the next 60 days.
     “Receivables Financing Agreement” has the meaning set forth in the first Recital.
     “Security Agreement” has the meaning set forth in the second Recital.
     “Servicer” means Palisades Collection or its successor in interest, or any successor Servicer appointed as provided in Section 5.02.
     “Servicer Extension Notice” has the meaning set forth in Section 5.03.
     “Servicer Termination Event” has the meaning set forth in Section 5.01.
     “Servicing Agreement” has the meaning set forth in the Preamble.
     “Servicing Fee” means as to any Collection Period and any Receivable, the monthly fee payable to the Servicer, which, so long as Palisades Collection is the Servicer, shall be (i) the product of the percentage applicable to the class of Receivable for such Receivable, as set forth on Schedule 1 hereto, multiplied by the Collections (determined excluding clauses (c) and (d) of such definition) on such Receivable received during such Collection Period or (ii) such other Servicing Fee set forth on Schedule 1 hereto; provided, further, that the Servicer shall be paid a one-time supplemental management fee of $8,226,278 no later than May 31, 2008. The Servicing Fee for any successor Servicer shall be determined as provided in Section 5.02.
     “Subservicer” means any Person that is providing servicing, management and/or administration services with respect to some or all of the Receivables under one or more Subservicing Agreement pursuant to Section 4.01.
     “Subservicing Agreement” means one or more written contracts between the Servicer and any Subservicer relating to the servicing, management and/or administration of some or all of the Receivables as provided in Section 4.01, each as set forth on Schedule 2. References to the “servicing” of Receivables by a Subservicer shall be deemed to including the management and administration of Receivables.

     “Unifund Servicing Agreement” shall mean, collectively, that certain master servicing agreement, dated as of March 28, 2008, that certain management agreement, dated as of March 28, 2008, and that certain confidentiality agreement, dated as of March 5, 2007, each entered into between the Servicer and Unifund CCR Partners.
     “Unmatured Servicer Termination Event” shall mean any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Termination Event.
     “W&A Subservicing Agreement” shall mean that certain subservicing agreement, dated as of March 2, 2007, between the Servicer and Wolpoff & Abramson, L.L.P., together with that certain addendum, effective July 17, 2007, by and among the Servicer, BMO CM, Wolpoff & Abramson, L.L.P., the Borrower and Axiant, LLC.
     Section 1.2 Terms Defined in Receivables Financing Agreement. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Receivables Financing Agreement.
ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 2.1 Representations, Warranties and Covenants of Servicer. (a) The Servicer hereby represents, warrants and covenants to the Collateral Agent (for the benefit of the Secured Parties) that:
               (i) the Servicer is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and is qualified to transact business in and is in good standing under the laws of each state in which it is necessary for it to be so qualified in order to carry on its business as now being conducted and has all licenses necessary to carry on its business as now being conducted; the Servicer has the full power and authority to own its property, to carry on its business as presently conducted, and to execute, deliver and perform this Servicing Agreement and each other Transaction Document to which the Servicer is a party; the execution, delivery and performance of this Servicing Agreement and each other Transaction Document to which the Servicer is a party by the Servicer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Servicer; and this Servicing Agreement and each other Transaction Document to which the Servicer is a party evidences the legal, valid, binding and enforceable obligation of the Servicer, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.
               (ii) the Servicer is not required to obtain the consent of any other party or obtain the consent, license, approval or authorization of, or make any registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement or any other Transaction Document to which the Servicer is a party;
               (iii) the consummation of the transactions contemplated by this Servicing Agreement and the other Transaction Documents to which the Servicer is a party and the fulfillment of the terms hereby and thereby will not result in the breach of any term or provision of the limited liability company agreement of the Servicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Servicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property or the Receivables are subject;
               (iv) the Servicer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, that materially and adversely affects, or may in the future be reasonably expected to materially and adversely affect, the ability of the Servicer to perform its obligations under this Servicing Agreement or any other Transaction Document to which the Servicer is a party;
               (v) there are no actions, suits or proceedings pending or, to the knowledge of the Servicer, threatened against the Servicer, before or by any court, administrative agency, arbitrator or governmental body with respect to any of the transactions contemplated by this Servicing Agreement, that will, if determined adversely to the Servicer, affect the validity or enforceability hereof or materially and adversely affect the Servicer’s ability to perform its obligations under this Servicing Agreement or any other Transaction Document to which the Servicer is a party;
               (vi) attached as Exhibit A hereto is, in all material respects, a true, complete and correct copy of the List of the Receivables as of the Closing Date;
               (vii) as of the Transfer Date, the Servicer (i) is not “insolvent” (as such terms is defined in §101(32)(A) of the Bankruptcy Code), (ii) is able to pay its debts as they become due, and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage;
               (viii) all certificates, reports, financial statements and similar writings furnished by the Servicer at anytime to the Collateral Agent or the Administrator under or in connection with this Servicing Agreement or pursuant to any requirement of, or in response to any request of any such party under the Receivables Financing Agreement or any other Transaction Document have been, and all such certificates, reports, financial statements and similar writings hereafter furnished by the Servicer to such parties will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which any such certificate, report, financial statement or similar writing was or will be delivered, and shall not omit to state any material facts or any facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading;
               (ix) the Servicer will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables) the violation of which could have a Material Adverse Effect;
               (x) the Servicer will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in the jurisdiction where its principal place of business and its chief executive office are located and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications could have a Material Adverse Effect.
               (xi) the Servicer will keep books and records that accurately reflect all of Servicer’s business affairs and transactions, maintain and implement administrative and operating procedures (including, without limitation, an ability to re-create records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables;
               (xii) except in connection with litigation, actions and proceedings in the ordinary course and relating to the Receivables relating to the Servicer’s servicing duties as contemplated by the Accepted Servicing Practices, the Servicer will furnish to the Administrator, the Collateral Agent:
          (A) As soon as possible, and in any event within three Business Days after, the Servicer receives notice thereof, any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of, any labor controversy, litigation, investigation, action or proceeding of the type described in Section 2.01(v) and, upon the Collateral Agent’s or the Administrator’s request, copies of all non-confidential or non-privileged documentation relating thereto;
          (B) As soon as possible and in any event within three Business Days of the Servicer’s knowledge thereof, notice of any material adverse development in previously disclosed litigation, investigation or proceeding;
          (C) Promptly and in any event within three Business Days of the Servicer’s knowledge thereof, notice of any other event or circumstance that, in the reasonable judgment of the Servicer, could have a Material Adverse Effect on the Servicer and notice of any accounting impairment of the “cumulative collection curve” required in accordance with the Servicer’s standard accounting procedures;

          (D) As soon as possible and in any event within three Business Days after the occurrence of each Servicer Termination Event and each Unmatured Servicer Termination Event, notice of such occurrence setting forth details of such event and the action that Servicer proposes to take with respect thereto; and
          (E) Promptly, from time to time, such other information, documents, records or reports respecting the Receivables, or the condition or operations, financial or otherwise, of the Servicer as the Collateral Agent or the Administrator may from time to time reasonably request.
               (xiii) subject to Section 2.01(a)(x), the Servicer will maintain (and will obtain and maintain on behalf of the Borrower) all licenses, permits, charters and registrations which are material to the performance of its or the Borrower’s obligations under this Servicing Agreement and each other Transaction Document to which the Servicer or the Borrower is a party;
               (xiv) except pursuant to, or as contemplated by, the Transaction Documents, the Servicer shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or, for a period in excess of 10 days, involuntarily any Adverse Claims naming the Servicer as debtor upon or with respect to any of the Collateral;
               (xv) the Servicer will not make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Subservicer that could adversely affect the collectibility of any Receivable;
               (xvi) the Servicer will comply with Section 9.1.7 of the Receivables Financing Agreement;
               (xvii) the Servicer shall ensure that any filings, notices, consents or recordings required to perfect the transfer of the Receivable Assets (excluding up to $100,000 worth of Receivable Assets in the aggregate) have been duly made (or will be made prior to March 30, 2007) and the Borrower, and the Collateral Agent as assignee, has the same rights as Originator has or would have (if Originator or the Sellers were still the owner of such Receivables) against the Obligors;
               (xviii) the Servicer shall ensure that, with respect to each Receivable (excluding up to $100,000 of Receivables in the aggregate) related to judgments, all required notices and recordings with respect to the related transfer of such Receivable have been filed or otherwise made of record with the applicable court on the first date after the Transfer Date when the Servicer makes any filings or appearances with such court, except where in the reasonable judgment of the Servicer or any applicable Subservicer, filing of such notices and recordings is not cost-effective and in the best interests of the Borrower; and

               (xix) the Servicer will maintain with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, including, without limitation (1) an errors and omissions insurance policy and (2) a blanket employee dishonest coverage.
          (b) The Borrower hereby represents, warrants and covenants to the Collateral Agent (for the benefit of the Secured Parties) and the Servicer that:
               (i) the Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and is qualified to transact business in and is in good standing under the laws of each state in which it is necessary for it to be so qualified in order to carry on its business as now being conducted; the Borrower has the full power and authority to own its property, to carry on its business as presently conducted, and to execute, deliver and perform this Servicing Agreement; the execution, delivery and performance of this Servicing Agreement by the Borrower and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of the Borrower; and this Servicing Agreement evidences the legal, valid, binding and enforceable obligation of the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.
               (ii) the Borrower is not required to obtain the consent of any other party or obtain the consent, license, approval or authorization of, or make any registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement;
               (iii) the consummation of the transactions contemplated by this Servicing Agreement and the fulfillment of the terms hereof will not result in the breach of any term or provision of the limited liability company agreement of the Borrower or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which the Borrower or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Borrower or its property or the Receivables are subject;
               (iv) the Borrower is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, that adversely affects, or may in the future be reasonably expected to adversely affect, the ability of the Borrower to perform its obligations under this Servicing Agreement; and

               (v) there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower, before or by any court, administrative agency, arbitrator or governmental body with respect to any of the transactions contemplated by this Servicing Agreement.
     Upon discovery by the Borrower, the Servicer or the Collateral Agent of a breach of any of the representations and warranties set forth in this Section 2.01, the party discovering such breach shall give prompt written notice thereof to the other parties.
     Section 2.2 Indemnity of Initial Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable law, the initial Servicer hereby agrees to indemnify each Indemnified Party forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to the failure of the Servicer to perform its obligations under any Transaction Document, excluding, however, Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, but subject to the exclusions set forth in the immediately preceding sentence, the initial Servicer hereby agrees to indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:
     (a) the breach of any representation or warranty made by the Servicer (or any of its respective officers) under or in connection with this Agreement or the other Transaction Documents, any Periodic Report or any other information, report or certificate delivered by the Servicer pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;
     (b) the failure to take any action necessary by the Servicer to comply in any material way with any applicable law, rule or regulation with respect to any Receivable or the nonconformity of any Receivable with any such applicable law, rule or regulation;
     (c) the failure to vest and maintain vested in the Collateral Agent a first-priority perfected security interest in all the Receivables or the other Collateral, free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of Lender or the Collateral Agent, or any assignee of Lender or the Collateral Agent;
     (d) the failure or delay in filing financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or other Collateral;
     (e) failure or delay in delivering any notices, obtaining any consents or recording any transfers or pledge necessary to perfect the ownership interest of the Borrower or security interest of the Collateral Agent, in the Receivables and other Collateral, free and clear of any Adverse Claim;

     (f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Servicing Agreement, the Receivables Financing Agreement or any provision contained in any other Transaction Document; or
     (g) the commingling of the proceeds of the Receivables or other Collateral at any time with other funds.
     If for any reason the indemnification provided above in this Section 2.02 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the initial Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Servicer, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Servicer, on the other hand, as well as any other relevant equitable considerations.
ARTICLE III
ADMINISTRATION AND SERVICING OF RECEIVABLES
     Section 3.1 Servicer to Act as Servicer of Receivables. The Servicer shall service, manage and administer the Receivables on behalf of the Borrower and the Collateral Agent (for the benefit of the Secured Parties) and shall have full power and authority, acting alone and/or through Subservicers as provided in Section 4.01, to do any and all things that it may deem reasonably necessary or desirable in connection with such servicing and administration and that do not violate any of the material terms of this Servicing Agreement or the Accepted Servicing Practices. Consistent with the terms of this Servicing Agreement and the Accepted Servicing Practices, the Servicer may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor under a Receivable if, in the Servicer’s reasonable determination, such waiver, modification, postponement or indulgence is not adverse to the interests of the Borrower, the Collateral Agent or any of the Secured Parties. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of the Borrower is hereby authorized and empowered by the Borrower when the Servicer believes it appropriate in its best judgment to execute and deliver, on behalf of the Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.
     The Servicer shall service, manage and administer the Receivables in accordance with applicable law, including the Fair Debt Collection Practices Act of 1968, as amended, and comparable state statutes, and by employing such procedures (including collection procedures) and degree of care, in each case as are customarily employed by the Servicer in servicing, managing and administering contracts owned or serviced by the Servicer comparable to the Receivables. The Servicer shall take all actions that are necessary or desirable to maintain continuous perfection of security interests granted by the Obligors in any collateral securing the Receivables, including, but not limited to, recording, registering, giving notice, obtaining consents, filing, re-recording, re-registering and refiling security agreements, financing

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statements, continuation statements, notices, recordings or communications with court or other instruments as are necessary to maintain the security interest granted by the Obligors under the respective Receivables or as are required to perfect any Transfer of the Receivable Assets. The Servicer shall comply at all times in all material respects with the Accepted Servicing Practices and shall not take any action to impair the Collateral Agent’s security interest in any Receivable or related collateral, if any, except to the extent allowed under this Servicing Agreement, consistent with Accepted Servicing Practices or required by law.
     The Servicer shall, at its expense, make, procure, execute and deliver such financing statement or statements, or amendments thereof or supplements thereto, or other instruments, certificates and supplemental writings, and do and deliver all acts, things, writings and assurances as necessary in order to comply with the UCC, or any other applicable law, to preserve and protect the security interest granted under the Transaction Documents and the priority of such security interest.
     The Servicer may perform any of its duties pursuant to this Servicing Agreement, including those delegated to it pursuant to this Servicing Agreement, through Subservicers appointed by the Servicer, including Affiliates of the Servicer; provided, that, in each such delegation to a Subservicer: (i) such Subservicing Agreement shall be entered into in accordance with Section 4.01; and (ii) the Administrator, the Lender and the Collateral Agent shall have the right to look solely to the Servicer for performance. Notwithstanding any such delegation of a duty, the Servicer shall remain obligated and liable for the performance of such duty as if the Servicer were performing such duty. No later than June 30, 2008, each Subservicer shall agree in writing, to the extent not provided for in a Subservicing Agreement, to the following terms, in form reasonably acceptable to the Administrator: (i) following the termination of the servicing by the Servicer hereunder, the Collateral Agent may, at its option, (y) become, or appoint, an assignee under such Subservicing Agreement or (z) after no more than thirty (30) days prior written notice to the Subservicer, terminate the Subservicer under the related Subservicing Agreement (other than under the W&A Subservicing Agreement, except in connection with a Subservicer Termination Event (as defined therein), or under the Unifund Subservicing Agreement, except in connection with a Servicer Event of Default (as defined therein)) with respect to the Receivables other than Exempted Receivables, (ii) the Subservicer shall deposit all Collections received by such Subservicer directly into the Collection Account or an account designated in writing by the Administrator to the Servicer and the Subservicer, and the Subservicer will not, without the prior written consent of the Administrator, follow the instructions of the Servicer with respect to the depositing of Collections, (iii) the Subservicer will, upon the request of the Collateral Agent, deliver to the Collateral Agent information with respect to the Receivables as reasonably requested and (iv) the Subservicer shall agree to provide the Administrator with the same audit and inspection rights provided to the Servicer and its lenders under the related Subservicing Agreement.
     The Servicer may take such actions as are necessary to discharge its duties as the Servicer in accordance with this Servicing Agreement, including the power to execute and deliver on behalf of the Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of the Servicer’s duties under this Servicing Agreement (including consents, waivers and discharges relating to the Receivables and related collateral, if any, and such instruments or documents as may be necessary to effect liquidation of any Receivable or related collateral, if any). In furtherance thereof, the Borrower hereby irrevocably appoints the Servicer as its attorney-in-fact to execute on its behalf such documents or instruments as are necessary to effect the liquidation of any Receivable or related collateral, if any.
     Section 3.2 Collection of Receivable Payments; Collection Account. The Servicer shall comply in all material respects with generally accepted collection industry standards and policies and procedures of the Servicer and shall at all times in all material respects follow the Accepted Servicing Practices in collecting and attempting to collect all payments called for under the terms and provisions of the Receivables, and shall use servicing procedures generally accepted in the collection industry for similar accounts and as otherwise expressly provided by this Servicing Agreement; provided, however, that the Servicer shall not be obligated to institute any action unless it determines in its good faith judgment that Liquidation Proceeds that would be realized in connection therewith would be sufficient for the reimbursement in full of its out-of-pocket expenses pursuant to this Servicing Agreement. In connection with such action, the Servicer shall follow such practices and procedures required by Section 3.01 and make advances of its own funds for any out-of-pocket expenses incurred. The Servicer shall be reimbursed for Liquidation Expenses (including advances) by retention of the required reimbursement from Liquidation Proceeds and shall deposit the excess of such proceeds in the Collection Account.
     Subject to Section 3.06, the Servicer shall deposit in the Collection Account no later than 1 Business Day following receipt thereof by the Servicer the following amounts received by it:
               (i) All Liquidation Proceeds, including, without limitation, all principal, finance charges, interest, late payment fees, insurance proceeds and extension fees and all other amounts and charges but net of (x) charge backs (attributable to errors in posting, returned checks), (y) rights of offset for amounts that should not have been paid or that must be refunded as the result of a successful claim or defense under bankruptcy or similar laws, and (z) proceeds to be retained by the Servicer for reimbursement of Liquidation Expenses; and
               (ii) Any other proceeds of any Receivables or property acquired in respect thereof and any other Collections received by the Servicer, in respect of the purchase price for Receivables purchased by Borrower from Originator pursuant to Section 4.1 of the Sale Agreement.
     From the time of receipt of any of the amounts specified in the preceding three clauses of this paragraph until deposit thereof in the Collection Account, the Servicer shall segregate such amounts from other funds held by it. The Servicer shall not deposit or otherwise credit to the Collection Account, or cause or permit to be so deposited or credited by any Person, any amounts not representing proceeds of the Collateral. The Servicer agrees that it has no ownership right or interest in amounts on deposit in the Collection Account, except that which may arise indirectly through a right to receive distributions from the Collection Account under this Servicing Agreement or under the Receivables Financing Agreement. The Servicer shall have the right to request the Collateral Agent to withdraw the following amounts from the Collection Account for payment to the Servicer on each Distribution Date or such other dates consented to by the Administrator: (a) chargebacks attributable to errors in posting, returned checks, or rights of offset for amounts that should not have been paid or that must be refunded as a result of a successful claim or defense under bankruptcy or similar laws (to the extent such amounts have not already been retained by the Servicer pursuant to clause (i) and (ii) of this paragraph) and (b) amounts deposited in error by the Servicer (and the Collateral Agent may rely on the Servicer’s calculation of such chargebacks and amounts).
     Notwithstanding the foregoing, in those cases where a Subservicer is servicing a Receivable pursuant to a Subservicing Agreement, the Servicer shall cause the Subservicer, pursuant to the Subservicing Agreement, to deposit all Collections received directly or indirectly by the Subservicer into the Collection Account (net of any servicing fee (not in excess of the Servicing Fee with respect thereto)) within 2 Business Days of its receipt thereof in respect of the Receivables being subserviced by such Subservicer or as otherwise set forth on Schedule 2 hereto.
     Section 3.3 Custodial Arrangements.
          (a) Subject to the terms and conditions of this Section, the Servicer shall maintain custody and possession of the Receivable Files with respect to the Receivables (for the benefit of the Secured Parties).
          (b) To the extent any Receivable Files or any portion thereof are held by the Servicer in accordance with Section 3.03(a), the Servicer agrees to act with reasonable care, using that degree of skill and care that it exercises with respect to similar contracts owned and/or serviced by it. The Servicer shall promptly report to the Collateral Agent and the Administrator any material failure by it to hold such Receivable Files as herein provided and shall promptly take appropriate action to remedy such failure. In connection with holding any Receivable Files, the Servicer agrees not to assert, and shall cause each related Subservicer not to assert any beneficial ownership interests in the Receivables. The Servicer agrees to indemnify the Collateral Agent, the other Secured Parties and the Borrower, and their respective officers, directors, employees, partners and agents for any and all liabilities, obligations, losses, damages, payments, costs, or expenses of any kind whatsoever that may be imposed on or incurred by any such Person arising from the negligence or willful misconduct of the Servicer in holding of the Receivable Files pursuant to Section 3.03(a); provided, however, that the Servicer will not be liable to the extent that any such amount resulted from the gross negligence or willful misconduct of such Person.
          (c) The Servicer shall not, without the prior written consent of the Administrator, deliver or release to the Borrower or any other Person any Receivable Files (or the security interest in the related collateral, if any) except (i) to the Subservicers, (ii) in the ordinary course of its business in connection with the release of collateral securing such Receivable after satisfaction of the related indebtedness thereunder and (iii) in connection with a purchase of a Receivable pursuant to the Sale Agreement or the Receivables Financing Agreement. Upon the request of the Administrator following the occurrence of a Termination Event, the Servicer shall deliver to the Collateral Agent all Receivable Files held by the Servicer.

     Section 3.4 Reports to Collateral Agent and Borrower.
          (a) Except as set forth on Schedule 2 hereto, the Servicer shall prepare and deliver, on behalf of the Borrower, the Periodic Report in accordance with Section 9.1.8(c) of the Receivables Financing Agreement.
          (b) The Servicer shall verify that Receivables included as Eligible Receivables, for purposes of determining the Borrowing Base, are in fact Eligible Receivables as of the date of such Periodic Report.
     Section 3.5 Annual Statement as to Compliance. The Servicer will deliver to the Borrower, the Collateral Agent and the Administrator on or before April 30 of each year, beginning with April 30, 2008, an Officer’s Certificate stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Servicing Agreement has been made under such officer’s supervision, (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) to the best of such officer’s knowledge, each Subservicer has fulfilled its obligations, or, if there has been a default in the fulfillment of such obligations, specifying such default known to such officer and the nature and status thereof.
     Section 3.6 Servicing Compensation. The Servicer, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which, except as set forth on Schedule 2 hereto, shall be payable by the Borrower on each Distribution Date from funds on deposit in the Collection Account in accordance with Section 4.2 of the Receivables Financing Agreement; provided, however, in all instances with respect to Exempted Receivables and otherwise, prior to the occurrence of a Termination Event or Unmatured Termination Event (which has not been waived), the Servicer may withhold the Servicing Fee payable thereto with respect to any Collections from the amount to be deposited thereby into the Collection Account.
     The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any Subservicer) and shall not be entitled to reimbursement therefor except as specifically provided in Section 3.02.
     Section 3.7 Receivable Reviews. To the extent permitted under applicable law any time during regular business hours and upon at least five Business Days’ prior notice (so long as no Servicer Termination Event or Unmatured Servicer Termination Event has occurred within such calendar year), the Servicer shall permit the Administrator or its agents or representatives (i) to examine and make copies of, and abstracts from, the Receivable Files and of all books, records and documents (including, without limitation, computer tapes and disks) in possession or under control of the Servicer or any Subservicer (to the extent permissible under the related Subservicing Agreement) relating to the Receivables, (ii) to cause such books and records to be audited by independent public accounts selected by the Administrator and (iii) to visit the offices and properties of the Servicer for the purposes of examining such materials described above, and to discuss matters related to the Receivables with any of the officers and employees of the Servicer having knowledge of such matters. Any activities undertaken by the Administrator in connection with items (i) through (iii) above, shall be at the expense of the Servicer; provided, however, that the Servicer shall not be required to pay for more than two audits in any calendar year unless a Termination Event or Unmatured Termination Event has occurred and is continuing, in which event such audits may be as frequently as the Administrator may determine in its sole discretion.
ARTICLE IV
SUBSERVICERS
     Section 4.1 Subservicing Agreements Between Servicer and the Subservicers. The Servicer, with the prior written consent of the Administrator (if such Subservicing Agreement is with a Subservicer other than each Subservicer listed on Schedule 2 hereto, as amended or supplemented from time to time with the prior written consent of the Administrator), may enter into Subservicing Agreements with one or more Subservicers for the servicing and administration of some or all of the Receivables. References in this Servicing Agreement to actions taken or to be taken by the Servicer in servicing the Receivables include actions taken or to be taken by a Subservicer on behalf of the Servicer. Each Subservicing Agreement shall provide for each Subservicer to service the related Receivables in accordance with Accepted Servicing Practices; provided, that no Subservicing Agreement shall provide for the servicing of Receivables on terms and conditions that would result in the failure of the Servicer to comply with the terms and conditions of this Servicing Agreement (including the modifications set forth on Schedule 2 hereto, as may be amended from time to time) in any material respect. Each Subservicer may hire third party vendors, provided that such Subservicers remain at all times in compliance with the related Subservicing Agreement. The Servicer hereby acknowledges that it is holding the Receivable Files and any other items of the Collateral in its possession from time to time for the related Receivables as bailee of Borrower and the Collateral Agent (for the benefit of the Secured Parties) in accordance with Section 3.03.
     Section 4.2 Obligation of Servicer. Notwithstanding any Subservicing Agreement, any of the provisions of this Servicing Agreement relating to agreements or arrangements between the Servicer or a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated to the Borrower and the Collateral Agent for the servicing, managing and administering of the Receivables in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from a Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing, managing and administering the Receivables. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer and nothing contained in this Servicing Agreement shall be deemed to limit or modify such indemnification.
     Section 4.3 No Contractual Relationship Between a Subservicer and Borrower or Collateral Agent. Any Subservicing Agreement that may be entered into and any other transactions or services relating to the Receivables involving a Subservicer in its capacity as such and not as an originator shall be deemed to be between a Subservicer and the Servicer alone and the Borrower and the Collateral Agent shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to a Subservicer except as set forth in Section 4.04.
     Section 4.4 Assumption or Termination of Subservicing Agreement by Collateral Agent. In the event the Servicer shall for any reason no longer be the servicer of the Receivables (including by reason of a Servicer Termination Event), the successor Servicer shall, at the direction of the Administrator, in accordance with Section 3.01: (i) assume all of the rights and obligations of the Servicer under one or more Subservicing Agreements that may have been entered into by giving notice of such assumption to the related Subservicer or Subservicers within ten (10) Business Days of the termination of the Servicer as servicer of the Receivables or (ii) except with respect to Exempted Receivables, terminate all of the rights and obligations of any Subservicer under the related Subservicing Agreement. Upon the giving of such notice, the successor Servicer shall be deemed to have assumed all of the Servicer’s interest therein and to have replaced the Servicer as a party to the Subservicing Agreement to the same extent as if the Subservicing Agreement had been assigned to the assuming party except that the Servicer and the Subservicer, if any, shall not thereby be relieved of any accrued liability or obligations under the Subservicing Agreement and the Subservicer, if any, shall not be relieved of any liability or obligation to the Servicer that survives the assignment or termination of the Subservicing Agreement.
     The predecessor Servicer shall, upon request of the successor Servicer (at the expense of the predecessor Servicer), deliver to the assuming party all documents and records relating to the Subservicing Agreement and the Receivables then being serviced and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreement to the assuming party.
ARTICLE V
SERVICER TERMINATION EVENT
     Section 5.1 Servicer Termination Event. “Servicer Termination Event,” wherever used herein, means any one of the following events:
          (i) the Servicer shall fail, or fail to cause any Subservicer, to deposit all amounts required to be deposited in the Collection Account by the Servicer or Subservicer when required to be deposited under this Servicing Agreement and such failure shall continue unremedied for 1 Business Day after the Servicer has knowledge or notice thereof, other than with respect to administrative errors not to exceed $10,000 of Collections in any Collection Period for which such grace period shall be 5 Business Days after the Servicer has knowledge or notice thereof; or
          (ii) the Servicer shall fail to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Servicing

Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for a period of twenty (20) days after the Servicer has knowledge or notice thereof;
          (iii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer;
          (iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of, or relating to, the Servicer or of, or relating to, all or substantially all of the property of the Servicer;
          (v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;
          (vi) the Servicer shall have breached any of the representations and warranties set forth in Section 2.01 in any material respect and the Servicer shall have failed to cure such breach within ten (10) days of its receipt of a notice of such breach;
          (vii) a Change in Control shall have occurred with respect to the Servicer (if Palisades Collection is the Servicer);
          (viii) (a) the amendment of any Subservicing Agreement without the prior written consent of the Administrator or (b) the Servicer or Borrower enters into a new Subservicing Agreement with respect to the Receivables without the written consent of the Administrator;
          (ix) an Event of Default (as defined in the Loan Agreement) has occurred under such facility which has not been waived prior to termination of the rights of the Servicer under this Servicing Agreement; or
          (x) a Termination Event shall have occurred under the Receivables Financing Agreement.
     If a Servicer Termination Event shall occur (which has not been waived), then, and in each and every such case, the Administrator may, by notice in writing to the Servicer (with a copy to the Borrower and the Collateral Agent), terminate all of the rights and obligations of the Servicer under this Servicing Agreement and in and to the Servicer’s interest in and to the

Receivables and the proceeds thereof (except with respect to a Subservicer’s right to collect Exempted Receivables pursuant to the applicable Subservicing Agreement or as otherwise set forth on Schedule 2 hereto), subject to compensation, rights of reimbursement, indemnity and limitation on liability to which the Servicer is then entitled, and the Servicer shall immediately provide each Subservicer with a copy of such notice. Such notice shall specify, to the extent possible, the timing and method of transition to a successor Servicer. On and after the receipt by the Servicer of such written notice and upon the effective date of the transfer to the new Servicer specified in such notice, all authority and power of the Servicer under this Servicing Agreement, whether with respect to the Receivables or otherwise, shall pass to and be vested in the successor Servicer appointed pursuant to Section 5.02; provided, however, that the successor Servicer shall not (i) be liable with respect to prior actions or omissions of the predecessor Servicer or (ii) be required to make advances pursuant to the terms of this Servicing Agreement; and, without limitation, such Person is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Receivables and related documents, or otherwise. The Servicer agrees to cooperate with such responsibilities and rights hereunder, including, without limitation, the transfer to such party for administration by it of all cash amounts that shall at the time be credited to the Collection Account or thereafter be received with respect to the Receivables. If the Servicer is terminated pursuant to this Section 5.01, then the Servicer shall bear all of the costs and expenses of transferring the duties and obligations of the Servicer to a successor Servicer; provided, however, that if the Servicer fails to bear all such costs and expenses the successor Servicer shall be entitled to reimbursement from amounts realized on the related collateral, if any, by retention of such amounts prior to the distribution of any Collections from the Collection Account in accordance with Section 4.2 of the Receivables Financing Agreement.
     Section 5.2 Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 5.01, the Administrator may appoint (and provide written notice of such appointment to the Collateral Agent) a successor Servicer, and such appointee shall be the successor in all respects to the Servicer in its capacity as the Servicer under this Servicing Agreement and the Receivables Financing Agreement; provided, however, that the successor Servicer shall not (i) be liable with respect to prior actions or omissions of the predecessor Servicer or (ii) be required to make advances pursuant to the terms of this Servicing Agreement. As compensation therefor, the successor Servicer shall be entitled to all funds relating to the Receivables that the Servicer would have been entitled to receive if the Servicer had continued to act hereunder; provided, however, the Administrator may approve such additional amounts based upon servicing bids obtained thereby.
     Section 5.3 Term of Servicer. Upon 30 days prior written notice, the Servicer may be removed by the Borrower (with the prior written consent of the Administrator), such removal to become effective upon the approval of a successor Servicer by the Administrator and the acceptance of such appointment by such Servicer; provided that such successor Servicer shall assume the obligations provided for in Section 4.04.

     Section 5.4 Term of Agreement. This Agreement shall terminate upon the earlier of: (i) the final and full payment of Obligations under the Receivables Financing Agreement and (ii) any provision of this Servicing Agreement providing for termination hereunder.
ARTICLE VI
MISCELLANEOUS PROVISIONS
     Section 6.1 Amendments, Etc. No amendment, modification or waiver of, or consent with respect to, any provision of this Servicing Agreement shall be effected unless the same shall be in writing and signed and delivered by each of the Borrower, the Servicer and the Collateral Agent, and then any such waiver or consent shall be effected only in the specific instance and for the specific purpose for which given.
     Section 6.2 Acknowledgment of Servicer and Subservicers. The Servicer hereby acknowledges that pursuant to the Security Agreement, the Borrower has assigned its rights (but not its obligations) under this Servicing Agreement for collateral purposes to the Collateral Agent (for the benefit of the Secured Parties). The Servicer hereby consents to such assignment and agrees that upon request from the Collateral Agent after the occurrence of a Termination Event, the Servicer shall provide all services described in this Servicing Agreement for the benefit of the Collateral Agent (for the benefit of the Secured Parties) in accordance with the terms of this Servicing Agreement. The parties hereto acknowledge and agree that each Servicer Termination Event, if any, existing on May 11, 2008, and each Termination Event (as defined in the Receivables Financing Agreement), if any, existing on May 11, 2008, arising in connection with any discrepancies in the terms of this Servicing Agreement and any Subservicing Agreement (other than with respect to the W&A Subservicing Agreement, which had been entered into between the Servicer and Wolpoff & Abramson, L.L.P. with the consent of BMO CM) is hereby waived and shall be deemed to have been remedied for every purpose under the Transaction Documents.
     Section 6.3 Notices. Any notice required or permitted to be given under this Servicing Agreement shall be in writing and shall be mailed by express mail, postage prepaid, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered to the parties at their respective addresses as set forth opposite their respective signatures to the Receivables Financing Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, if properly addressed and sent by pre-paid courier service, be deemed given when received; any notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and receipt thereof has been confirmed by telephone or electronic means.
     Section 6.4 GOVERNING LAW. THIS SERVICING AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK OTHER THAN THOSE SET FORTH IN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

     Section 6.5 Successors and Assigns. This Servicing Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Secured Parties and their successors and assigns; provided, however, neither the Borrower nor the Servicer may assign its rights, obligations or duties hereunder without the prior written consent of the Administrator, except as otherwise set forth in this Servicing Agreement.
     Section 6.6 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Servicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Servicing Agreement.
     Section 6.7 Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SERVICING AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS SERVICING AGREEMENT, EACH OF THE BORROWER AND THE SERVICER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE SERVICER IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS SERVICING AGREEMENT OR ANY DOCUMENT RELATED HERETO.
     Section 6.8 Counterparts. This Servicing Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
     Section 6.9 Survival. The rights and remedies with respect to the indemnification provisions of Section 2.02 shall be continuing and shall survive any termination of this Agreement and any termination of any initial Servicer’s rights to act as a “Servicer” hereunder or under any other Transaction Document.

     IN WITNESS WHEREOF, the Borrower, the Servicer and the Collateral Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

PALISADES ACQUISITION XVI, LLC
By:	/s/ Mitchell Cohen
	Name:	Mitchell Cohen
	Title:	Manager

PALISADES COLLECTION, L.L.C., as the Servicer
By:	/s/ Mitchell Cohen
	Name:	Mitchell Cohen
	Title:	Manager

BMO CAPITAL MARKETS CORP. as the Collateral Agent

By:		/s/ John Pappano

	Name:	John Pappano

	Title:	Managing Director

ACKNOWLEDGED AND AGREED:

FAIRWAY FINANCE COMPANY, LLC

By:	/s/ Philip A. Martone

	Name:	Philip A. Martone

	Title:	Vice President

ACKNOWLEDGED AND AGREED:

BANK OF MONTREAL

By:	/s/ Masami Hida

	Name:	Masami Hida

	Title:	Vice President

SCHEDULE 1
SERVICING FEE SCHEDULE
Servicing Fees relating to Receivables (a) with respect to which the Servicer has not engaged a Subservicer or (b) under the W&A Subservicing Agreement:

CLASS OF RECEIVABLE	PERCENTAGE
Receivables directly being serviced by the Servicer or a Subservicer; provided, for the purposes of clarification, that any Receivable subserviced by a vendor under a Subservicing Agreement, will not be deemed to be directly serviced by the Servicer or a Subservicer	24%
All Bankrupt Receivables	50%
All Receivables outside of the related statute of limitations	50%
All other Receivables	30%
Notwithstanding the foregoing, the Servicer will undertake reasonable best efforts to reduce the fee paid to the Subservicer under the W&A Subservicing Agreement by 4%, to the extent W&A utilizes information obtained by the Servicer in connection with the Unifund Servicing Agreement, and, in connection therewith, reduce the corresponding Servicing Fee by such amount.
Servicing Fees relating to Receivables under the Unifund Subservicing Agreement:
•	35% of gross collections (as defined in the master servicing agreement, dated as of March 28, 2008, between the Servicer and Unifund CCR Partners)

•	plus $275,000 per month through May 2009, inclusive

•	plus 3% of gross cash receipts (as defined in the management agreement), dated as of March 28, 2008, between the Servicer and Unifund CCR Partners) for the first $500,000,000 of gross cash receipts on all Receivables under this Servicing Agreement

•	plus 7% of gross cash receipts (as defined in the management agreement), dated as of March 28, 2008, between the Servicer and Unifund CCR Partners) thereafter on all Receivables under this Servicing Agreement
Servicing Fees relating to Receivables under the Allied Subservicing Agreement, the FMS Subservicing Agreement, the FMS Inc. Subservicing Agreement, the Penncro Subservicing Agreement, the Active Subservicing Agreement, the Constar Subservicing Agreement, the AC Subservicing Agreement and the Plaza Subservicing Agreement:
•	50% of gross cash receipts
Servicing Fees relating to Receivables under the TRAKAmerica Subservicing Agreement:
•	For Receivables identified as “recalls”: 32% of gross cash receipts or

•	For Receivables identified as “Telecom accounts”: 30% of gross cash receipts for a six-month trial period or

•	For all other Receivables, 30% of gross cash receipts plus

•	For all Receivables (a) for which a judgment has been rendered within the preceding three years or (b) for which suit had been filed in the preceding twelve months that is in post judgment enforcement, in each case to the extent such Receivable has been closed or recalled from the Subservicer for reasons unrelated to the Subservicer’s breach of or failure to perform under the Subservicing Agreement before payments or promises for payments have been made, a 5% non-contingent fee payable upon such closing or recall
Gross cash receipts for each Receivable means, for each Subservicing Agreement other than the W&A Subservicing Agreement and the Unifund Servicing Agreement, gross collections on such Receivable net, in the case of the TRAKAmerica Subservicing Agreement, court costs.

SCHEDULE 2
MODIFICATION SCHEDULE
MODIFICATIONS TO SECTION 1.01:
None.
MODIFICATIONS TO SECTION 1.02:
None.
MODIFICATIONS TO SECTION 2.01:
None.
MODIFICATIONS TO SECTION 2.02:
None.
MODIFICATIONS TO SECTION 3.01:
None.
MODIFICATIONS TO SECTION 3.02:
•	Weekly net Collections under the Allied Subservicing Agreement, the Active Subservicing Agreement, the Plaza Subservicing Agreement, the FMS Inc. Subservicing Agreement, the Penncro Subservicing Agreement, the Constar Subservicing Agreement, the AC Subservicing Agreement and the TRAKAmerica Subservicing Agreement are remitted to the Servicer by the following Tuesday

•	Weekly net Collections under the Unifund Subservicing Agreement are remitted to the Servicer by the following Wednesday

•	Weekly net Collections under the FMS Subservicing Agreement are remitted to the Servicer by the third business day of the following week
For purposes of clarification, the collection accounts to which remittances are made by each Subservicer will be revised in accordance with Section 3.02.
MODIFICATIONS TO SECTION 3.03:
None.
MODIFICATIONS TO SECTION 3.04:

•	Reports under the Unifund Subservicing Agreement are furnished to the Servicer monthly by the 12th of each month

•	Reports under the Allied Subservicing Agreement, the Penncro Subservicing Agreement, the Constar Subservicing Agreement, the AC Subservicing Agreement and the FMS Inc. Subservicing Agreement are furnished to the Servicer monthly by the last Tuesday of each month

•	Reports under the FMS Subservicing Agreement are furnished to the Servicer monthly by the 10th of each month

•	Reports under the Active Subservicing Agreement, the Plaza Subservicing Agreement and the TRAKAmerica Subservicing Agreement are furnished to the Servicer monthly by the last Wednesday of each month
MODIFICATIONS TO SECTION 3.05:
None.
MODIFICATIONS TO SECTION 3.06:
As compensation for and reimbursements in connection with its duties thereunder, each Subservicer shall be entitled to withhold an amount equal to the Servicing Fee plus, in the case of the Non-Agency Subservicers, unreimbursed Liquidation Expenses from remittances of Collections as compensation under the related Subservicing Agreement. “Non-Agency Subservicers” means the Subservicers under the W&A Subservicing Agreement, the Unifund Subservicing Agreement and the TRAKAmerica Subservicing Agreement.
MODIFICATIONS TO SECTION 3.07:
None.
MODIFICATIONS TO SECTION 4.01:
•	Unifund CCR Partners pursuant to the Unifund Subservicing Agreement

•	Wolpoff & Abramson, L.L.P. and Axiant, LLC pursuant to the W&A Subservicing Agreement

•	Allied International Credit Corp. pursuant to the agency collection agreement, dated October 5, 2007 (the “Allied Subservicing Agreement”), between Allied International Credit Corp. and the Servicer

•	FMS Investment Corp. pursuant to the agency collection agreement, dated December 13, 2006 (the “FMS Subservicing Agreement”), between FMS Investment Corp. and the Servicer

•	Active Credit Services, Inc. pursuant to the agency collection agreement, dated April 20, 2006 (the “Active Subservicing Agreement”), between Active Credit Services, Inc. and the Servicer

•	Aid Associates Inc. dba Plaza Associates pursuant to the agency collection agreement, dated April 11, 2006 (the “Plaza Subservicing Agreement”), between Aid Associates Inc. dba Plaza Associates and the Servicer

•	Data Search NY, Inc. d/b/a TRAKAmerica pursuant to the collection management agreement, dated December 12, 2007 (the “TRAKAmerica Subservicing Agreement”), between Data Search NY, Inc. d/b/a TRAKAmerica dba TRAKAmerica and the Servicer

•	FMS Inc. pursuant to the agency collection agreement, dated November 15, 2007, (the “FMS Inc. Subservicing Agreement”), between FMS Inc. and the Servicer

•	Penncro Associates, Inc. pursuant to the agency collection agreement, dated October 4, 2007 (the “Penncro Subservicing Agreement”), between Penncro Associates, Inc. and the Servicer

•	Constar Financial Services, LLC pursuant to the agency collection agreement, dated November 11, 2007 (the “Constar Subservicing Agreement”), between Constar Financial Services, LLC and the Servicer

•	American Coriadus International LLC pursuant to the agency collection agreement, dated September 13, 2007 (the “AC Subservicing Agreement”), between American Coriadus International LLC and the Servicer
Notwithstanding anything in this Servicing Agreement to the contrary, with respect to each of the Allied Subservicing Agreement, the FMS Subservicing Agreement, the FMS Inc. Subservicing Agreement, the Penncro Subservicing Agreement, the Active Subservicing Agreement, the Plaza Subservicing Agreement, the Constar Subservicing Agreement, the AC Subservicing Agreement and the TRAKAmerica Subservicing Agreement, the Servicer shall enter into new Subservicing Agreements with the related Subservicers on the same terms and conditions as set forth in the existing Subservicing Agreements, subject to adjustment by June 30, 2008, as applicable, in accordance with Section 3.01 of this Servicing Agreement.
MODIFICATIONS TO SECTION 4.02:
None.
MODIFICATIONS TO SECTION 4.03:
None.
MODIFICATIONS TO SECTION 4.04:
None.
MODIFICATIONS TO SECTION 5.01:
See modifications to Section 3.06 of this Schedule 2 with respect to the right of the Subservicer to withhold amounts in respect of compensation and Liquidation Expenses.
MODIFICATIONS TO SECTION 5.02:
None.
MODIFICATIONS TO SECTION 5.03:

None.
MODIFICATIONS TO SECTION 5.04:
None.
MODIFICATIONS TO SECTION 6.01:
None.
MODIFICATIONS TO SECTION 6.02:
None.
MODIFICATIONS TO SECTION 6.03:
None.
MODIFICATIONS TO SECTION 6.04:
None.
MODIFICATIONS TO SECTION 6.05:
None.
MODIFICATIONS TO SECTION 6.06:
None.
MODIFICATIONS TO SECTION 6.07:
None.
MODIFICATIONS TO SECTION 6.08:
None.
MODIFICATIONS TO SECTION 6.09:
None.
MODIFICATIONS TO SCHEDULE 1:
None.
OTHER MATERIAL MODIFICATIONS TO SERVICING AGREEMENT:
None.

Exhibits

Exhibit A	List of Receivables

Schedules

Schedule 1	Servicing Fee Schedule
Schedule 2	Modification Schedule